Exhibit 99.1

Crown Media Holdings Enters Into Agreement For
Recapitalization

STUDIO CITY, CA – March 1, 2010 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced that the Company has approved and executed definitive agreements relating to a recapitalization of the Company.

On February 9, 2010, the Special Committee of the Board and HCC approved and executed a Recapitalization Term Sheet, representing non-binding terms of recapitalization transactions for the Company.  On February 26, 2010, the Company entered into the Master Recapitalization Agreement with Hallmark Cards, H C Crown Corp. (“HCC”) and related entities that provides for the recapitalization transactions (the “Recapitalization”).

The Recapitalization transactions include, among other things, $315.0 million principal amount of HCC debt being restructured into new debt instruments, $185.0 million principal amount of HCC debt being converted into convertible preferred stock of the Company, Class B Common Stock being converted into Class A Common Stock with Class A Common Stock becoming the only authorized and outstanding common stock of the Company, and the balance of HCC debt, which was approximately $600 million at December 31, 2009, being converted into shares of Class A Common Stock of the Company.  Upon execution of the Master Recapitalization Agreement, the automatic termination of the waiver under the existing Amended and Restated Waiver and Standby Purchase Agreement with Hallmark Cards, Incorporated and HCC was extended until August 31, 2010; the waiver defers payment dates on certain HCC debts.

“We believe the consummation of the Recapitalization will be a very positive development for the Company and with the significant reduction in our outstanding debt, will help us maintain the operating health of our company,” noted Bill Abbott, President and CEO of Crown Media.

Other aspects of the Recapitalization concern a Credit Agreement for the new debt, an amendment to the Tax Sharing Agreement with Hallmark Cards, a registration rights agreement, mergers of two intermediate holding companies with the Company, efforts to extend or replace the Company’s revolving line of credit, Hallmark Cards’ willingness to guarantee $30.0 million of a revolving line of credit, and a standstill agreement of Hallmark entities pursuant to which such entities agree not to acquire, through December 31, 2013, additional shares of Class A Common Stock of the Company, subject to certain exceptions, and agree to certain restrictions on their ability to sell or transfer shares of Class A Common Stock of the Company until December 31, 2013 and, subject to lesser restrictions, until December 31, 2020.

Each of the Company (subject to approval by the Special Committee) and HCC has the right to terminate the Master Recapitalization Agreement at any time after the later of (x) June 30, 2010 and (y) 45 days following receipt of notice that the information statement filed by the Company will not be reviewed by the SEC or that the SEC staff has no further comments thereon, if the Recapitalization has not been consummated prior to that date.

Certain aspects of the Recapitalization require stockholder approval.  Hallmark Entertainment Holdings, Inc. and certain Hallmark Cards’ affiliates as direct or indirect owners of more than a majority of the Company’s voting stock have stated in the Master Recapitalization Agreement their written consents to these matters in lieu of holding a meeting of the Company’s stockholders.  No vote of other stockholders will be requested or required.  The closing of the Recapitalization cannot occur until 20 calendar days after an information statement required by regulations of the SEC is sent to the stockholders of the Company, or if such information statement is furnished by sending a Notice of Internet Availability, until 40 calendar days after such notice is sent to the stockholders of the Company.

Pursuant to a stipulation relating to a lawsuit filed in connection with the initial recapitalization proposal of HCC, the Company may not close the Recapitalization for a period of seven weeks from the date of providing copies of the definitive Recapitalization agreements to the plaintiff (March 1, 2010).

The definitive agreements relating to the Recapitalization and a summary of the Recapitalization are part of the Current Report on Form 8-K filed today with the SEC by the Company.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to nearly 90 million subscribers in the U.S.  Hallmark Channel consistently ranks among the highest-rated cable networks and is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, available in both HD and SD, featuring the greatest family movies of all time.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition: and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts:
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Mark Kern
Crown Media
818.755.2626
markkern@hallmarkchannel.com

Nancy Carr
Crown Media
818.755.2643
nancycarr@hallmarkchannel.com